Exhibit A to Form 4  - Explanation of Response

1.      Pursuant to a letter agreement ("Letter Agreement") between Levine
Leichtman Capital Partners II, L.P., a California limited partnership (the
"Partnership") and the Issuer, the Issuer became obligated to issue 83,641 shares of Common Stock (the "Anti-Dilution Shares") to the Partnership if the
Issuer decided to pursue a new 2005 stock plan (the "Stock Plan") and seek the approval of its stockholders and the AMEX to the Stock Plan. The Issuer decided to pursue the Stock Plan and is in the process of obtaining the approval of its stockholders and the AMEX to the Stock Plan. On May 13, 2005, pursuant to the terms of an amendment to the Letter Agreement, the Issuer delivered the
Anti-Dilution Shares to the Partnership. The consideration for the Anti-Dilution
Shares was the consent of the Partnership to the Stock Plan.

As disclosed in the Issuer's proxy statement filed with the SEC on April 25,
2005, the Issuer expects that its stockholders will approve the Stock Plan at its next annual meeting. If, however, the Stock Plan is not approved by the stockholders or if the Issuer notifies the Partnership that AMEX will not approve the listing application covering the maximum number of shares of Common
Stock under the Stock Plan, the Partnership has agreed to return the
Anti-Dilution Shares to the Issuer.

2.      The reporting person is a Vice President and a Managing Director of
Levine Leichtman Capital Partners, Inc., which is the sole general partner of
LLCP California Equity Partners II, L.P. ("LLCP California Equity"). LLCP
California Equity is, in turn, the sole general partner of Partnership. The reporting person is also a limited partner of LLCP California Equity. The
Partnership holds the securities reported herein. The reporting person disclaims beneficial ownership of the securities reported herein (except to the extent of his indirect pecuniary interest therein, if any), and this Form 4 shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose (except to the extent of his indirect pecuniary interest therein, if any).